Exhibit 21.1

GLYECO, INC.
SUBSIDIARY STATUS
APRIL 16, 2013

ENTITY	FILING STATE	DATE OF INCORPORATION	CORPORATE STATUS	NEXT ANNUAL FILING DUE
GlyEco, Inc.	NV
GlyEco, Inc. (Foreign Entity)	AZ	02/12/2012	Good Standing	02/12/2014
GlyEco Acquisition Corp #1	AZ	12/15/2011	Good Standing	12/15/2014
GlyEco Acquisition Corp #1	MN	12/30/2011	Good Standing	12/31/2013
GlyEco Acquisition Corp #2	AZ	03/28/2012	Good Standing	03/28/2014
GlyEco Acquisition Corp #2	IN	10/15/2012	Good Standing	10/15/2013
GlyEco Acquisition Corp #3	AZ	03/28/2012	Good Standing	03/28/2014
GlyEco Acquisition Corp #3	FL	06/18/2012	Good Standing	06/18/2013
GlyEco Acquisition Corp #4	AZ	04/30/2012	Good Standing	04/30/2013
GlyEco Acquisition Corp #4	NJ	10/2012	Good Standing	10/2013
GlyEco Acquisition Corp #5	AZ	07/03/2012	Good Standing	07/03/2013
GlyEco Acquisition Corp #5	SC	10/15/2012	Good Standing	10/15/2013
GlyEco Acquisition Corp #6	AZ	07/03/2012	Good Standing	07/03/2013
GlyEco Acquisition Corp #6	SD	10/15/2012	Good Standing	10/15/2013